EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 19, 2025, except for the retrospective adjustments for discontinued operations and segment reporting as further discussed in Notes 1 (Discontinued Operations paragraph), 7, and 17, as to which the date is August 7, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Griffon Corporation on Form 10-K for the year ended September 30, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Griffon Corporation on Form S-3 (File No. 333-224727), Forms S-4 (File No. 333-239373; and File No. 333-237166) and Forms S-8 (File No. 333-278099; File No. 333-263302; File No. 333-236181; File No. 333-222844; File No. 333-209222; and File No. 333-193691).

/s/ GRANT THORNTON LLP
New York, New York
August 7, 2026